Exhibit 99.1

WAUSAU PAPER ANNOUNCES CAPITAL ALLOCATION TARGET

DECLARES $0.03 DIVIDEND

MOSINEE, WI – October 17, 2013 – Wausau Paper’s (NYSE:WPP) Board of Directors today declared a quarterly dividend of $0.03 per share on the Company’s common stock and announced that it has determined that the Company will be targeting a return of approximately 50% of free cash flow to shareholders through dividends or share repurchases.

Henry C. Newell, president and CEO of Wausau Paper, commented, “With the focus of our company narrowed to Tissue and the elements of growth, operational optimization and strategic repositioning well underway, we are well-positioned for the future. The Board has established as a priority the return of capital to shareholders, which will increase over time as we continue to grow our business and free cash flow.”

The Company also said it will provide fourth quarter 2013 and full year 2014 guidance in its upcoming earnings announcement on Monday, October 28, 2013.

The dividend is payable November 15, 2013, to shareholders of record at the close of business on November 1, 2013.

In determining free cash flow, the Company will be considering net cash flow provided by operating activities less payments for property and equipment.  The Company’s policy on return of capital to shareholders is subject to continuing review by the Company’s Board of Directors, discussions with the Company’s lenders, business and general economic conditions, as well as other capital allocation priorities that may in the future be established by the Company.  There can be no assurance that, in any particular determination period, the Company’s return of capital will be at target levels; actual payout amounts may be more or less than the target in any particular quarter or other measurement period.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2012.  Except as required by law, the company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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